Exhibit 99.1

RELEASE 8:00 AM – January 28, 2015

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $39.1 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE

Paramus, New Jersey, January 28, 2015 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $39.1 million for the quarter ended December 31, 2014 as compared to net income of $45.8 million for the quarter ended December 31, 2013. Diluted earnings per share amounted to $0.08 for the fourth quarter of 2014 as compared to diluted earnings per share of $0.09 for the fourth quarter of 2013. For the year ended December 31, 2014, the Company reported net income of $158.0 million as compared to net income of $185.2 million for the year ended December 31, 2013. Diluted earnings per share amounted to $0.32 for the year ended December 31, 2014 as compared to diluted earnings per share of $0.37 for the year ended December 31, 2013.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.04 per share payable on March 2, 2015 to shareholders of record on February 13, 2015.

Financial highlights for the fourth quarter of 2014 are as follows:

•	The Bank’s Tier 1 leverage capital ratio increased to 11.74% at December 31, 2014 as compared to 10.82% at December 31, 2013. The Bank’s total risk-based capital ratio increased to 28.75% at December 31, 2014 as compared to 25.31% at December 31, 2013.

•	Non-performing loans decreased $197.2 million to $852.0 million at December 31, 2014 as compared to $1.05 billion at December 31, 2013 due in part to the sale of a pool of $112.1 million of non-performing residential mortgage loans guaranteed by the Federal Housing Administration (“FHA”) during the third quarter of 2014. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $65.8 million to $407.6 million at December 31, 2014 from $473.4 million at December 31, 2013. The ratio of net charge-offs to average loans decreased to 0.16% for the year ended December 31, 2014 as compared to 0.25% for 2013.

•	During 2014 the Bank began to purchase commercial real estate loans and commercial real estate loan participations which is one of the initiatives in the Company’s strategic plan. During 2014, the Bank originated $86.0 million of such loans.

•	Gains on the sales of mortgage-backed securities amounted to $45.9 million and $103.7 million for the quarter and year ended December 31, 2014, respectively, as compared to $11.1 million and $28.9 million for the quarter and year ended December 31, 2013, respectively.

•	FDIC expense decreased $23.7 million to $49.8 million for the year ended December 31, 2014 as compared to $73.5 million for the year ended December 31, 2013.

•	Our interest rate spread and net interest margin were 0.70% and 1.01%, respectively, for the fourth quarter of 2014 as compared to 1.20% and 1.47%, respectively, for the fourth quarter of 2013. For the linked third quarter of 2014, our interest rate spread and net interest margin were 0.88% and 1.18%, respectively.

•	Federal funds sold and other overnight deposits increased $1.97 billion to $6.16 billion at December 31, 2014 from $4.19 billion at December 31, 2013.

•	Total deposits decreased $2.09 billion, or 9.7%, to $19.38 billion at December 31, 2014 from $21.47 billion at December 31, 2013 due to our decision to maintain lower deposit rates. This allowed us to manage deposit levels at a time when there are limited investment opportunities with attractive yields to reinvest the funds received from payment activity on mortgage-related assets.

Statement of Financial Condition Summary

Total assets decreased $2.04 billion, or 5.3%, to $36.57 billion at December 31, 2014 from $38.61 billion at December 31, 2013. The decrease in total assets reflected a $4.71 billion decrease in total mortgage-backed securities and a $2.51 billion decrease in net loans, partially offset by a $3.31 billion increase in investment securities and a $1.97 billion increase in cash and cash equivalents.

Total cash and cash equivalents increased $1.97 billion to $6.29 billion at December 31, 2014 as compared to $4.32 billion at December 31, 2013. This increase is primarily due to repayments on mortgage-related assets and the lack of attractive reinvestment opportunities in the current low interest rate environment as available short term reinvestment opportunities continue to carry low yields, and medium and longer term opportunities available to us carry significant duration risk at relatively low yields. We have maintained lower deposit rates to allow a reduction in our deposits to help manage deposit levels at a time when there are limited investment opportunities. Accordingly, we have used a portion of our excess cash inflows to fund these deposit reductions.

Net loans decreased to $21.43 billion at December 31, 2014 as compared to $23.94 billion at December 31, 2013 due primarily to a decrease in loan production. During 2014, our loan production (originations and purchases) amounted to $1.40 billion as compared to $3.59 billion for 2013. Loan production was offset by principal repayments of $3.79 billion in 2014, as compared to principal repayments of $6.39 billion in 2013. The decline in loan production in 2014 as compared to 2013 reflects our limited appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low market interest rate environment. In addition, loan production has been impacted by the new qualified mortgage regulations issued by the Consumer Financial Protection Bureau (the “CFPB”) in January 2014. Effective in January 2014, we discontinued our reduced documentation loan program in order to comply with the new requirements to validate a borrower’s ability to repay and the corresponding safe harbor for loans that meet the requirements for a “qualified mortgage.” During 2013, 22% of our total loan production consisted of reduced documentation loans to borrowers with acceptable credit and larger down payments resulting in loss ratios similar to our full documentation portfolio. The decrease in loan repayments was due primarily to reduced refinancing activity.

Total mortgage-backed securities decreased $4.71 billion to $4.24 billion at December 31, 2014 from $8.95 billion at December 31, 2013. The decrease was due primarily to securities sales of $3.31 billion and repayments of $1.43 billion of mortgage-backed securities during 2014. We sold mortgage-backed securities during 2014 to take advantage of current market demand and prices. The proceeds from the sales have been invested primarily in short-term liquid assets. While this further increases our levels of low-yielding liquid assets, we believe this positions our balance sheet for future strategic initiatives such as a balance sheet restructuring.

Total investment securities increased $3.31 billion to $3.65 billion at December 31, 2014 as compared to $336.3 million at December 31, 2013. The increase was due primarily to purchases of $3.30 billion of U.S. Treasury securities with an average life of 1.2 years which are used as collateral for our outstanding borrowings.

Total liabilities decreased $2.01 billion, or 6.1%, to $31.79 billion at December 31, 2014 from $33.86 billion at December 31, 2013. The decrease in total liabilities reflected a decrease in total deposits while total borrowed funds remained unchanged.

Total shareholders’ equity increased $38.8 million to $4.78 billion at December 31, 2014 as compared to $4.74 billion at December 31, 2013. The increase was primarily due to net income of $158.0 million partially offset by cash dividends paid to common shareholders of $80.2 million and a change in accumulated other comprehensive loss of $56.7 million. At December 31, 2014, our consolidated shareholders’ equity to asset ratio was 13.08% and our tangible book value per share was $9.27.

Accumulated other comprehensive loss amounted to $50.4 million at December 31, 2014 and included a $68.7 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans partially offset by a $18.3 million after-tax net unrealized gain on securities available for sale ($30.9 million pre-tax). Accumulated other comprehensive income amounted to $6.3 million at December 31, 2013 and included a $33.9 million after-tax net unrealized gain on securities available for sale ($57.2 million pre-tax) partially offset by a $27.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The increase in 2014 in the accumulated other comprehensive loss on our benefit plans was primarily due to a change in the mortality tables and a decrease in the discount rate.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity has improved in recent months. The FOMC noted that labor market indicators were mixed but on balance showed further improvement. However, the unemployment rate was little changed during the fourth quarter and a range of labor market indicators suggests that there remains significant underutilization of labor resources. Household spending appears to be rising moderately and business fixed investment is advancing, while the recovery in the housing sector slowed somewhat. The national unemployment rate decreased to 5.6% in December 2014 from 6.7% in December 2013 and from 5.9% in September 2014. The FOMC decided to maintain the overnight lending target rate at zero to 0.25% during the fourth quarter of 2014.

The FOMC is maintaining its existing policy of reinvesting principal payments from its holdings of agency debt and agency mortgage-backed securities in agency mortgage-backed securities and of rolling over maturing Treasury securities at auction. The FOMC believes this policy of keeping holdings of longer-term securities at sizable levels should help maintain accommodative financial conditions.

Net interest income decreased $48.7 million, or 35.8%, to $87.2 million for the fourth quarter of 2014 from $135.9 million for the fourth quarter of 2013 reflecting the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities, the continued low interest rate environment and a continued increase in the average balance of short-term liquid assets, including U.S. Treasury securities and Federal funds sold and other overnight deposits. Our interest rate spread decreased to 0.70% for the fourth quarter of 2014 as compared to 0.88% for the linked third quarter of 2014 and 1.20% for the fourth quarter of 2013. Our net interest margin was 1.01% for the fourth quarter of 2014 as compared to 1.18% for the linked third quarter of 2014 and 1.47% for the fourth quarter of 2013.

Net interest income decreased $170.4 million, or 27.8%, to $442.1 million for 2014 as compared to $612.5 million for 2013. Our interest rate spread decreased 42 basis points to 0.90% for 2014 as compared to 1.32% for 2013. Our net interest margin decreased 39 basis points to 1.20% for 2014 as compared to 1.59% for 2013. The decrease in our interest rate spread and net interest margin for 2014 was primarily due to repayments of higher yielding assets due to the low interest rate environment. The decrease is also due to an increase in the average balance of Federal funds and other overnight deposits and investment securities which yielded 0.25% and 0.64%, respectively during 2014.

Total interest and dividend income for the fourth quarter of 2014 decreased $52.9 million, or 16.5%, to $268.4 million from $321.3 million for the fourth quarter of 2013. The decrease in total interest and dividend income was due to a $1.91 billion decrease in the average balance of total interest-earning assets during the fourth quarter of 2014 to $36.02 billion from $37.93 billion for the fourth quarter of 2013 as well as a decrease in the annualized weighted-average yield on total interest earning assets. The decrease in the average balance of total interest-earning assets for the fourth quarter of 2014 as compared to the fourth quarter of 2013 was due primarily to repayments and sales of mortgage-related assets as a result of the low interest rate environment and our decision not to reinvest in low yielding, long term assets. The annualized weighted-average yield on total interest-earning assets was 2.98% for the fourth quarter of 2014 as compared to 3.39% for the fourth quarter of 2013. The decrease in the annualized weighted average yield of interest-earning assets was due to lower market interest rates earned on mortgage-related assets. The decrease was also due to a $2.40 billion increase in investment securities with an annualized weighted average yield of 0.48% and an increase of $1.73 billion in the average balance of Federal funds sold and other overnight deposits to $5.59 billion with an average yield of 0.25% during the fourth quarter of 2014.

Total interest and dividend income for 2014 decreased $193.5 million, or 14.2%, to $1.17 billion from $1.36 billion for 2013. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $1.85 billion, or 4.8%, to $36.79 billion for 2014 from $38.64 billion for 2013. The decrease in total interest and dividend income was also due to a decrease of 35 basis points in the weighted-average yield on total interest-earning assets to 3.17% for 2014 from 3.52% for 2013.

Interest on first mortgage loans decreased $34.1 million, or 13.2%, to $225.2 million for the fourth quarter of 2014 from $259.3 million for the fourth quarter of 2013. The decrease in interest on first mortgage loans was primarily due to a $2.38 billion decrease in the average balance of first mortgage loans to $21.57 billion for the fourth quarter of 2014 from $23.95 billion for the fourth quarter in 2013. The decrease in interest income on first mortgage loans was also due to a 15 basis point decrease in the annualized weighted-average yield to 4.18% for the fourth quarter of 2014 from 4.33% for the fourth quarter of 2013.

For the year ended December 31, 2014, interest on first mortgage loans decreased $136.8 million, or 12.4%, to $967.1 million from $1.10 billion for the year ended December 31, 2013. This was primarily due to a $2.29 billion decrease in the average balance of first mortgage loans to $22.63 billion for the year ended December 31, 2014 from $24.92 billion for the year ended December 31, 2013. The decrease in interest income on mortgage loans was also due to a 16 basis point decrease in the weighted-average yield to 4.27% for the year ended December 31, 2014 from 4.43% for the year ended December 31, 2013.

The decrease in the average yield earned on first mortgage loans during the three months and year ended December 31, 2014 was due primarily to repayments of higher-yielding loans. Consequently, the average yield on our loan portfolio continued to decline during 2014.

Interest on mortgage-backed securities decreased $21.3 million to $30.7 million for the fourth quarter of 2014 from $52.0 million for the fourth quarter of 2013. This decrease was due primarily to a $3.60 billion decrease in the average balance of mortgage-backed securities to $5.61 billion for the fourth quarter of 2014 from $9.21 billion for the fourth quarter of 2013. The decrease was also due to a decrease of 7 basis points in the annualized weighted-average yield of mortgage-backed securities to 2.19% for the fourth quarter of 2014 as compared to 2.26% for fourth quarter of 2013.

Interest on mortgage-backed securities decreased $60.7 million to $155.8 million for the year ended December 31, 2014 from $216.5 million for the year ended December 31, 2013. This decrease was due primarily to a $2.71 billion decrease in the average balance of mortgage-backed securities to $7.08 billion for 2014 from $9.79 billion for 2013. The decrease was also due to a slight decrease in the weighted-average yield of mortgage-backed securities to 2.20% for year ended December 31, 2014 as compared to 2.21% for the year ended December 31, 2013.

The decrease in the average balance of mortgage-backed securities during the three months and year ended December 31, 2014 was due to sales of mortgage-backed securities and principal repayments. During 2014, we sold $3.31 billion of mortgage-backed securities to realize gains that otherwise would decrease as market interest rates increase and as repayments reduce the outstanding principal balance on these securities.

Interest on investment securities increased $1.9 million to $3.3 million for the fourth quarter of 2014 as compared to $1.4 million for the fourth quarter of 2013. This increase was due primarily to a $2.40 billion increase in the average balance of investment securities to $2.74 billion for the fourth quarter of 2014 from $344.2 million for the fourth quarter of 2013. This was partially offset by a decrease in the annualized weighted-average yield to 0.48% for the fourth quarter of 2014 from 1.62% for the fourth quarter of 2013.

For the year ended December 31, 2014, interest on investment securities decreased $134,000 to $8.5 million as compared to $8.6 million for the year ended December 31, 2013. This decrease was due to a decrease of 144 basis points in the weighted-average yield to 0.64% for 2014 from 2.08% for 2013. This decrease was partially offset by an increase of $920.3 million in the average balance of investment securities to $1.34 billion for 2014 as compared to $415.2 million for 2013.

The increase in the average balance of investment securities during the three months and year ended December 31, 2014 was due to the purchase of $3.30 billion of U.S. Treasury securities during 2014. The decrease in the average yield earned on investment securities during this same period is due to the yield earned on these U.S. Treasury securities purchased which was 0.29%.

Interest on Federal funds sold and other overnight deposits amounted to $3.6 million for the fourth quarter of 2014 as compared to $2.7 million for the fourth quarter of 2013. The increase in interest income on Federal funds sold and other overnight deposits was primarily due to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $5.59 billion for the fourth quarter of 2014 as compared to $3.86 billion for the fourth quarter of 2013. The yield earned on Federal funds sold and other overnight deposits was 0.25% for the 2014 fourth quarter and 0.28% for the 2013 fourth quarter.

Interest on Federal funds sold and other overnight deposits increased to $13.2 million for the year ended December 31, 2014 as compared to $7.4 million for the year ended December 31, 2013 due primarily to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $5.20 billion for 2014 as compared to $2.93 billion for 2013. The yield earned on Federal funds and other overnight deposits was 0.25% for both 2014 and 2013.

The increase in the average balance of Federal funds sold and other overnight deposits for the three months and year ended December 31, 2014 was due primarily to the reinvestment of cash flows from repayments and sales of mortgage-related assets, reflecting our low appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low interest rate environment.

Total interest expense for the quarter ended December 31, 2014 decreased $4.2 million, or 2.3%, to $181.2 million from $185.4 million for the quarter ended December 31, 2013. This decrease was primarily due to a $2.07 billion decrease in the average balance of total interest-bearing liabilities to $31.17 billion for the quarter ended December 31, 2014 from $33.24 billion for the quarter ended December 31, 2013. This was offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities, which was 2.28% for the quarter ended December 31, 2014 as compared to 2.19% for the quarter ended December 31, 2013. The decrease in the average balance of total interest-bearing liabilities was due entirely to a decrease in the average balance of total deposits.

For the year ended December 31, 2014, total interest expense decreased $23.1 million, or 3.1%, to $725.6 million from $748.7 million for the year ended December 31, 2013. This decrease was primarily due to a $2.09 billion, or 6.1%, decrease in the average balance of total interest-bearing liabilities to $31.99 billion for the year ended December 31, 2014 compared with $34.08 billion for the year ended December 31, 2013. This was partially offset by an increase in the weighted-average cost of total interest-bearing liabilities to 2.27% for the year ended December 31, 2014 as compared to 2.20% for the year ended December 31, 2013. The decrease in the average balance of total interest-bearing liabilities was due entirely to a decrease in the average balance of total deposits.

The increase in the average cost of interest-bearing liabilities during the three months and year ended December 31, 2014 was due to a decrease in the average balance of interest-bearing deposits, which have a lower weighted-average cost than our borrowed funds, the average balances of which remained unchanged. Interest-bearing deposits accounted for 61% and 62% of interest-bearing liabilities for the three months ended and year ended December 31, 2014, respectively, as compared to 63% and 64% for the same respective periods in 2013.

Interest expense on deposits decreased $4.2 million, or 9.9%, to $38.4 million for the fourth quarter of 2014 from $42.6 million for the fourth quarter of 2013. The decrease is primarily due to a $2.07 billion decrease in the average balance of interest-bearing deposits to $18.99 billion for the fourth quarter of 2014 from $21.06 billion for the fourth quarter of 2013. The average cost of interest-bearing deposits remained the same at 0.80% for both the fourth quarter of 2014 and the fourth quarter of 2013.

For the year ended December 31, 2014, interest expense on deposits decreased $23.2 million, or 12.7%, to $159.2 million from $182.4 million for the year ended December 31, 2013. This decrease is due primarily to a decrease of $2.10 billion in the average balance of interest-bearing deposits to $19.81 billion for the year ended December 31, 2014 from $21.91 billion for the year ended December 31, 2013. The decrease is also due to a decrease in the average cost of interest-bearing deposits of 3 basis points to 0.80% for the year ended December 31, 2014 from 0.83% for the year ended December 31, 2013. The decrease in the average cost of deposits for 2014 reflected the low market interest rates and our decision to maintain lower deposit rates to continue our balance sheet reduction.

Interest expense on borrowed funds amounted to $142.8 million for both the fourth quarter of 2014 and the fourth quarter of 2013. For the year ended December 31, 2014 interest expense on borrowed funds was substantially unchanged at $566.4 million as compared to $566.3 million for the year ended December 31, 2013. The average cost of borrowed funds was 4.59% for both the three months ended December 31, 2014 and December 31, 2013 and 4.65% for both the year ended December 31, 2014 and December 31, 2013. The average balance of borrowings was unchanged for both comparative periods.

Borrowings amounted to $12.18 billion at December 31, 2014 with an average cost of 4.59%. There is one borrowing scheduled to mature in the fourth quarter of 2015 for $75.0 million with an average cost of 4.62%.

During the third quarter of 2014, we sold a pool of $112.1 million of non-performing residential mortgage loans guaranteed by the FHA back to the financial institution that originally sold the loans to the Bank. The sale of the non-performing loan pool was in accordance with the repurchase right with respect to loans that become non-performing that the financial institution exercised pursuant to the terms of the original sale and servicing agreement between the Bank and the financial institution. As consideration for the sale of the non-performing loans, the Bank received from the financial institution an amount equal to 100% of the outstanding unpaid principal balance of the loans, plus all accrued and unpaid interest on the loans. The Bank may sell additional loans to the financial institution in the future, in the event the financial institution exercises its repurchase right with respect to any additional non-performing FHA loans.

There was no provision for loan losses for both the fourth quarter of 2014 and the fourth quarter of 2013. The provision for loan losses was a net credit provision of $3.5 million for 2014 as compared to a provision for loan losses of $36.5 million for 2013. The net credit provision for loan losses in 2014 was primarily due to a decrease in the amount of total delinquent loans, which was largely the result of the sale of the pool of non-performing FHA loans, along with improving home prices and economic conditions and a decrease in the size of the loan portfolio.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $852.0 million at December 31, 2014 as compared to $1.05 billion at December 31, 2013 and $859.8 million at September 30, 2014. The ratio of non-performing loans to total loans was 3.95% at December 31, 2014 as compared to 4.35% at December 31, 2013. Notwithstanding the decrease in non-performing loans, the foreclosure process and the time to complete a foreclosure continue to be prolonged, especially in New York and New Jersey where approximately 70.0% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $278.5 million at December 31, 2014 as compared to $311.9 million at December 31, 2013 and $295.7 million at September 30, 2014. Loans delinquent 60 to 89 days amounted to $129.1 million at December 31, 2014 as compared to $161.5 million at December 31, 2013 and $137.8 million at September 30, 2014.

The allowance for loan losses amounted to $235.3 million at December 31, 2014 as compared to $276.1 million at December 31, 2013. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.09% and 27.62%, respectively, at December 31, 2014, as compared to 1.15% and 26.31%, respectively, at December 31, 2013 and 1.09% and 28.17%, respectively, at September 30, 2014.

Net charge-offs amounted to $6.9 million for the fourth quarter of 2014 as compared to $14.9 million for the fourth quarter of 2013 and $9.3 million for the linked third quarter of 2014. The ratio of net charge-offs to average loans was 0.13% for the fourth quarter of 2014 as compared to 0.24% for the fourth quarter of 2013 and 0.17% for the third quarter of 2014.

Total non-interest income was $47.5 million for the fourth quarter of 2014 as compared to $13.5 million for the fourth quarter of 2013. Included in non-interest income for the fourth quarter of 2014 were $45.9 million in gains from the sale of $1.68 billion of mortgage-backed securities. Gains on the sales of securities amounted to $11.1 million in the fourth quarter of 2013. The remainder of non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest income was $110.4 million for 2014 as compared to $39.1 million for 2013. Included in non-interest income for the year 2014 were $103.7 million in gains from the sale of $3.31 billion of mortgage-backed securities. Gains on the sales of securities amounted to $28.9 million for the year ended December 31, 2013.

We sold these mortgage-backed securities during 2014 to realize gains that would otherwise decrease as market interest rates increase and as repayments reduce the outstanding principal balance.

Total non-interest expense decreased $3.3 million to $70.2 million for the fourth quarter of 2014 as compared to $73.5 million for the fourth quarter of 2013. This decrease was due primarily to a $3.1 million decrease in compensation and employee benefits.

Compensation and employee benefit costs decreased $3.1 million, or 9.2%, to $30.6 million for the fourth quarter of 2014 as compared to $33.7 million for the same period in 2013. The decrease in compensation and employee benefit costs is primarily due to a $2.2 million decrease in compensation expense and a $1.1 million decrease in postretirement benefit costs. At December 31, 2014, we had 1,507 full-time equivalent employees as compared to 1,520 at December 30, 2013.

Other non-interest expense decreased $635,000 to $19.3 million for the quarter ended December 31, 2014 as compared to $19.9 million for the fourth quarter of 2013. This decrease was due primarily to decreases of $1.6 million in professional fees, partially offset by an increase of $804,000 in foreclosed real estate expenses.

Total non-interest expense amounted to $293.0 million for the year ended December 31, 2014 as compared to $309.8 million for the year ended December 31, 2013. The primary reason for the decrease in total non-interest expense was a $23.7 million decrease in FDIC assessments. In addition, compensation and benefits decreased $3.4 million. These decreases were partially offset by a $9.5 million increase in other non-interest expense.

For the year ended December 31, 2014 Federal deposit insurance expense decreased $23.7 million, or 32.2%, to $49.8 million from $73.5 million for the year ended December 31, 2013. This decrease was due primarily to a reduction in the size of our balance sheet and a decrease in our assessment rate.

Compensation and employee benefit costs decreased $3.4 million to $129.3 million for the year ended December 31, 2014 as compared to $132.7 million for the same period in 2013. The decrease in compensation and employee benefit costs is primarily due to decreases of $6.1 million in compensation expense and $5.3 million in pension plan expense. The decreases were partially offset by increases of $4.1 million in medical plan expenses and $3.4 million in stock benefit plan expense.

Other non-interest expense increased $9.5 million to $76.4 million for the year ended December 31, 2014 as compared to $66.9 million for 2013. This increase was due primarily to a $3.0 million increase in the valuation allowance related to the Lehman Brothers, Inc. liquidation, a $4.1 million increase in foreclosed real estate expense and a $3.9 million increase in professional fees. These increases were partially offset by a $1.5 million increase in the net gain on the sale of foreclosed properties.

The increase in professional fees is due primarily to fees related to the use of consultants to assist the Company in preparing its capital stress tests and capital plan as well as the use of consultants to supplement staffing during the pendency of the merger with M&T Bank Corporation (the “Merger”).

Included in other non-interest expense were net gains of $3.2 million resulting from foreclosed real estate transactions for the year ended December 31, 2014 as compared to a net gain of $1.7 million for the comparable period in 2013. We sold 241 properties during 2014 as compared to 207 properties for the same period in 2013. Expenses associated with foreclosed real estate were $18.6 million and $14.5 million for the years ended December 31, 2014 and 2013, respectively.

Our efficiency ratio was 51.60% for the 2014 fourth quarter as compared to 48.77% for the 2013 fourth quarter. For the year ended December 31, 2014, our efficiency ratio was 52.90% compared with 47.44% for the corresponding 2013 period. The calculation of the efficiency ratio is included in a table contained in this press release. Our return on average assets was 0.42% for the 2014 fourth quarter as compared to 0.47% for the 2013 fourth quarter. Our annualized ratio of non-interest expense to average total assets was 0.76% for both the fourth quarter of 2014 and 2013. Our ratio of non-interest expense to average total assets was 0.78% for both the year ended December 31, 2014 and 2013.

Income tax expense amounted to $25.4 million for the fourth quarter of 2014 as compared to income tax expense of $30.1 million for the corresponding period in 2013. Our effective tax rate for the fourth quarter of 2014 was 39.35% compared with 39.62% for the fourth quarter of 2013. Income tax expense amounted to $105.0 million for the year ended December 31, 2014 compared with income tax expense of $120.0 million for the year ended December 31, 2013. Our effective tax rate for the year ended December 31, 2014 was 39.94% compared with 39.33% for the year ended December 31, 2013.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” “probable,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger and its Strategic Plan, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger and the implementation of the Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, Hudson City Bancorp Inc’s ability to successfully implement the Strategic Plan initiatives, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T Bank Corporation to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31,	December 31,
	2014	2013
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$122,484	$133,665
Federal funds sold and other overnight deposits	6,163,082	4,190,809

Total cash and cash equivalents	6,285,566	4,324,474
Securities available for sale:
Mortgage-backed securities	2,963,304	7,167,555
Investment securities	3,611,045	297,283
Securities held to maturity:
Mortgage-backed securities	1,272,137	1,784,464
Investment securities	39,011	39,011

Total securities	7,885,497	9,288,313
Loans	21,564,974	24,112,829
Net deferred loan costs	99,155	105,480
Allowance for loan losses	(235,317)	(276,097)

Net loans	21,428,812	23,942,212
Federal Home Loan Bank of New York stock	320,753	347,102
Foreclosed real estate, net	79,952	70,436
Accrued interest receivable	31,665	52,887
Banking premises and equipment, net	56,633	65,353
Goodwill	152,109	152,109
Other assets	328,095	364,468

Total Assets	$36,569,082	$38,607,354

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$18,711,444	$20,811,108
Noninterest-bearing	665,100	661,221

Total deposits	19,376,544	21,472,329
Repurchase agreements	6,150,000	6,950,000
Federal Home Loan Bank of New York advances	6,025,000	5,225,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	236,128	217,449

Total liabilities	31,787,672	33,864,778

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,908,735 and 528,419,170 shares outstanding each at December 31, 2014 and December 31, 2013	7,415	7,415
Additional paid-in capital	4,751,778	4,743,388
Retained earnings	1,961,531	1,883,754
Treasury stock, at cost; 212,557,820 and 213,047,385 shares at December 31, 2014 and December 31, 2013	(1,708,736)	(1,712,107)
Unallocated common stock held by the employee stock ownership plan	(180,204)	(186,210)
Accumulated other comprehensive (loss) income, net of tax	(50,374)	6,336

Total shareholders’ equity	4,781,410	4,742,576

Total Liabilities and Shareholders’ Equity	$36,569,082	$38,607,354

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
	(In thousands, except share data)
Interest and Dividend Income:
First mortgage loans	$225,184	$259,269	$967,084	$1,103,840
Consumer and other loans	2,252	2,395	8,884	10,088
Mortgage-backed securities held to maturity	8,970	13,703	39,708	75,695
Mortgage-backed securities available for sale	21,744	38,299	116,113	140,795
Investment securities held to maturity	585	585	2,340	2,341
Investment securities available for sale	2,697	810	6,175	6,308
Dividends on Federal Home Loan Bank of New York stock	3,331	3,499	14,234	14,689
Federal funds sold and other overnight deposits	3,589	2,749	13,178	7,425

Total interest and dividend income	268,352	321,309	1,167,716	1,361,181

Interest Expense:
Deposits	38,391	42,627	159,152	182,391
Borrowed funds	142,780	142,818	566,427	566,277

Total interest expense	181,171	185,445	725,579	748,668

Net interest income	87,181	135,864	442,137	612,513
Provision for Loan Losses	—	—	(3,500)	36,500

Net interest income after provision for loan losses	87,181	135,864	445,637	576,013

Non-Interest Income:
Service charges and other income	1,578	2,403	6,669	10,156
Gain on securities transactions, net	45,927	11,109	103,716	28,933

Total non-interest income	47,505	13,512	110,385	39,089

Non-Interest Expense:
Compensation and employee benefits	30,645	33,717	129,330	132,733
Net occupancy expense	9,209	8,874	37,421	36,790
Federal deposit insurance assessment	11,000	10,938	49,835	73,463
Other expense	19,309	19,944	76,443	66,851

Total non-interest expense	70,163	73,473	293,029	309,837

Income before income tax expense	64,523	75,903	262,993	305,265
Income Tax Expense	25,387	30,074	105,028	120,049

Net income	$39,136	$45,829	$157,965	$185,216

Basic Earnings Per Share	$0.08	$0.09	$0.32	$0.37

Diluted Earnings Per Share	$0.08	$0.09	$0.32	$0.37

Weighted Average Number of Common Shares Outstanding:
Basic	499,492,459	498,166,594	499,005,091	497,793,895
Diluted	501,021,153	498,525,372	499,881,890	498,070,797

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended December 31,
	2014				2013
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$21,565,860	$225,184	4.18%		$23,950,833	$259,269	4.33%
Consumer and other loans	198,589	2,252	4.54		216,007	2,395	4.44
Federal funds sold and other overnight deposits	5,592,682	3,589	0.25		3,858,780	2,749	0.28
Mortgage-backed securities at amortized cost	5,605,975	30,714	2.19		9,209,940	52,002	2.26
Federal Home Loan Bank stock	320,753	3,331	4.15		347,102	3,499	4.03
Investment securities, at amortized cost	2,739,469	3,282	0.48		344,235	1,395	1.62

Total interest-earning assets	36,023,328	268,352	2.98		37,926,897	321,309	3.39

Noninterest-earnings assets (4)	847,333				950,067

Total Assets	$36,870,661				$38,876,964

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	1,046,724	396	0.15		996,288	379	0.15
Interest-bearing transaction accounts	2,109,022	1,419	0.27		2,200,303	1,600	0.29
Money market accounts	4,280,587	2,139	0.20		5,344,536	2,671	0.20
Time deposits	11,554,663	34,437	1.18		12,523,101	37,977	1.20

Total interest-bearing deposits	18,990,996	38,391	0.80		21,064,228	42,627	0.80

Repurchase agreements	6,150,000	69,641	4.43		6,950,000	78,955	4.45
Federal Home Loan Bank of New York advances	6,025,000	73,139	4.75		5,225,000	63,863	4.78

Total borrowed funds	12,175,000	142,780	4.59		12,175,000	142,818	4.59

Total interest-bearing liabilities	31,165,996	181,171	2.28		33,239,228	185,445	2.19

Noninterest-bearing liabilities:
Noninterest-bearing deposits	659,431				655,183
Other noninterest-bearing liabilities	206,622				249,082

Total noninterest-bearing liabilities	866,053				904,265

Total liabilities	32,032,049				34,143,493
Shareholders’ equity	4,838,612				4,733,471

Total Liabilities and Shareholders’ Equity	$36,870,661				$38,876,964

Net interest income/net interest rate spread (2)		$87,181	0.70			$135,864	1.20

Net interest-earning assets/net interest margin (3)	$4,857,332		1.01%		$4,687,669		1.47%

Ratio of interest-earning assets to interest-bearing liabilities			1.16	x			1.14	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $29.8 million and $67.6 million for the quarters ended December 31, 2014 and 2013, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Years Ended December 31,
	2014				2013
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$22,627,987	$967,084	4.27%		$24,923,290	$1,103,840	4.43%
Consumer and other loans	205,260	8,884	4.33		228,704	10,088	4.41
Federal funds sold and other overnight deposits	5,204,403	13,178	0.25		2,931,355	7,425	0.25
Mortgage-backed securities at amortized cost	7,082,030	155,821	2.20		9,792,478	216,490	2.21
Federal Home Loan Bank stock	333,076	14,234	4.27		349,591	14,689	4.20
Investment securities, at amortized cost	1,335,480	8,515	0.64		415,173	8,649	2.08

Total interest-earning assets	36,788,236	1,167,716	3.17		38,640,591	1,361,181	3.52

Noninterest-earnings assets (4)	885,898				1,077,827

Total Assets	$37,674,134				$39,718,418

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	1,040,756	1,564	0.15		$982,900	1,860	0.19
Interest-bearing transaction accounts	2,150,352	5,973	0.28		2,232,495	7,201	0.32
Money market accounts	4,662,785	9,247	0.20		5,895,550	15,027	0.25
Time deposits	11,957,971	142,368	1.19		12,796,643	158,303	1.24

Total interest-bearing deposits	19,811,864	159,152	0.80		21,907,588	182,391	0.83

Repurchase agreements	6,274,932	281,934	4.49		6,950,000	313,351	4.51
Federal Home Loan Bank of New York advances	5,900,068	284,493	4.82		5,225,000	252,926	4.84

Total borrowed funds	12,175,000	566,427	4.65		12,175,000	566,277	4.65

Total interest-bearing liabilities	31,986,864	725,579	2.27		34,082,588	748,668	2.20

Noninterest-bearing liabilities:
Noninterest-bearing deposits	658,401				644,572
Other noninterest-bearing liabilities	206,077				259,216

Total noninterest-bearing liabilities	864,478				903,788

Total liabilities	32,851,342				34,986,376
Shareholders’ equity	4,822,792				4,732,042

Total Liabilities and Shareholders’ Equity	$37,674,134				$39,718,418

Net interest income/net interest rate spread (2)		$442,137	0.90			$612,513	1.32

Net interest-earning assets/net interest margin (3)	$4,801,372		1.20%		$4,558,003		1.59%

Ratio of interest-earning assets to interest-bearing liabilities			1.15	x			1.13	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $41.9 million and $97.8 million for the years ended December 31, 2014 and 2013, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

(Unaudited)

	At or for the Quarter Ended
	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013
	(In thousands, except share data)
Efficiency Ratio:

Net interest income	$87,181	$104,938	$117,682	$132,336	$135,864
Total non-interest income	47,505	23,938	21,184	17,758	13,512

Total operating income	$134,686	$128,876	$138,866	$150,094	$149,376

Total non-interest expense	$70,163	$70,045	$73,108	$79,713	$73,473
Less:
Merger-related costs	(671)	—	—	—	(623)
Valuation allowance related to Lehman Brothers, Inc.	—	—	—	(3,000)	—

Total non-interest operating expense (1)	$69,492	$70,045	$73,108	$76,713	$72,850

Efficiency ratio (2)	51.60%	54.35%	52.65%	51.11%	48.77%

Book Value Calculations:

Shareholders’ equity	$4,781,410	$4,815,573	$4,812,892	$4,782,858	$4,742,576
Goodwill and other intangible assets	(152,471)	(152,597)	(152,724)	(152,972)	(153,218)

Tangible shareholders’ equity (1)	$4,628,939	$4,662,976	$4,660,168	$4,629,886	$4,589,358

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(212,557,820)	(212,701,606)	(212,713,635)	(213,019,266)	(213,047,385)

Shares outstanding	528,908,735	528,764,949	528,752,920	528,447,289	528,419,170
Unallocated ESOP shares	(28,865,539)	(29,106,085)	(29,346,631)	(29,587,177)	(29,827,724)
Shares in trust	(433,141)	(431,384)	(429,657)	(427,916)	(426,103)

Book value shares	499,610,055	499,227,480	498,976,632	498,432,196	498,165,343

Book value per share	$9.57	$9.65	$9.65	$9.60	$9.52
Tangible book value per share	9.27	9.34	9.34	9.29	9.21

(1)	These measures are non-GAAP financial measures. We believe these measures, by excluding merger-related costs and the valuation allowance related to Lehman Brothers, provides a better measure of our non-interest income and expenses.
(2)	Calculated by dividing total non-interest operating expense by total operating income.

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Securities Portfolio at December 31, 2014:

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$865,364	$923,461	$58,097
FNMA	278,953	299,161	20,208
FHLMC and FNMA CMO’s	73,519	77,397	3,878
GNMA	54,301	56,141	1,840

Total mortgage-backed securities	1,272,137	1,356,160	84,023

Investment securities:
U.S. agency debt	39,011	41,593	2,582

Total investment securities	39,011	41,593	2,582

Total held to maturity	$1,311,148	$1,397,753	$86,605

Available for sale:

Mortgage-backed securities:
FHLMC	$604,147	$613,998	$9,851
FNMA	1,688,568	1,695,898	7,330
GNMA	633,629	653,408	19,779

Total mortgage-backed securities	2,926,344	2,963,304	36,960

Investment securities:

U.S. Treasury and agency securities	3,600,085	3,593,649	(6,436)
Equity securities	16,985	17,396	411

Total investment securities	3,617,070	3,611,045	(6,025)

Total available for sale	$6,543,414	$6,574,349	$30,935

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Loan Data at December 31, 2014:

	Non-Performing Loans			TotalLoans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$803,901	2,284	3.73%	$20,542,601	51,263	95.26%
FHA/VA	33,383	175	0.15%	648,070	3,416	3.01%
PMI	4,396	15	0.02%	77,572	275	0.36%
Construction	177	1	—	177	1	—
Commercial	1,543	4	0.01%	102,323	57	0.47%

Total mortgage loans	843,400	2,479	3.91%	21,370,743	55,012	99.10%
Home equity loans	5,018	60	0.02%	176,681	4,950	0.82%
Other loans	3,595	9	0.02%	17,550	1,822	0.08%

Total	$852,013	2,548	3.95%	$21,564,974	61,784	100.00%

Foreclosed real estate at December 31, 2014:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	232	$79,952	41

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013
	(Dollars in thousands, except per share data)
Net interest income	$87,181	$104,938	$117,682	$132,336	$135,864
Provision for loan losses	—	(3,500)	—	—	—
Non-interest income	47,505	23,938	21,184	17,758	13,512
Non-interest expense:
Compensation and employee benefits	30,645	32,669	32,405	33,611	33,717
FDIC insurance assessment	11,000	11,825	13,086	13,924	10,938
Other non-interest expense	28,518	25,551	27,617	32,178	28,818

Total non-interest expense	70,163	70,045	73,108	79,713	73,473

Income before income tax expense	64,523	62,331	65,758	70,381	75,903
Income tax expense	25,387	25,205	26,576	27,860	30,074

Net income	$39,136	$37,126	$39,182	$42,521	$45,829

Total assets	$36,569,082	$37,161,125	$37,700,645	$38,230,626	$38,607,354
Loans, net	21,428,812	22,131,656	23,004,297	23,578,711	23,942,212
Mortgage-backed securities	4,235,441	6,228,575	7,297,690	8,190,893	8,952,019
Other securities	3,650,056	2,140,690	942,014	338,037	336,294
Deposits	19,376,544	19,973,147	20,513,835	21,065,582	21,472,329
Borrowings	12,175,000	12,175,000	12,175,000	12,175,000	12,175,000
Shareholders’ equity	4,781,410	4,815,573	4,812,892	4,782,858	4,742,576

Performance Data:
Return on average assets (1)	0.42%	0.40%	0.41%	0.44%	0.47%
Return on average equity (1)	3.24%	3.06%	3.25%	3.55%	3.87%
Net interest rate spread (1)	0.70%	0.88%	1.00%	1.12%	1.20%
Net interest margin (1)	1.01%	1.18%	1.29%	1.41%	1.47%
Non-interest expense to average assets (1) (4)	0.76%	0.75%	0.77%	0.83%	0.76%
Compensation and benefits to total revenue (5)	22.75%	25.35%	23.34%	22.39%	22.57%
Operating efficiency ratio (2)	51.60%	54.35%	52.65%	51.11%	48.77%
Dividend payout ratio	50.00%	57.14%	50.00%	44.44%	44.44%
Per Common Share Data:
Basic earnings per common share	$0.08	$0.07	$0.08	$0.09	$0.09
Diluted earnings per common share	$0.08	$0.07	$0.08	$0.09	$0.09
Book value per share (3)	$9.57	$9.65	$9.65	$9.60	$9.52
Tangible book value per share (3)	$9.27	$9.34	$9.34	$9.29	$9.21
Dividends per share	$0.04	$0.04	$0.04	$0.04	$0.04

Capital Ratios:
Equity to total assets (consolidated)	13.08%	12.96%	12.77%	12.51%	12.28%
Tier 1 leverage capital (Bank)	11.74%	11.48%	11.26%	11.03%	10.82%
Total risk-based capital (Bank)	28.75%	27.93%	26.91%	26.10%	25.31%

Other Data:
Full-time equivalent employees	1,507	1,515	1,514	1,535	1,520
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$852,013	$859,839	$1,008,253	$1,026,591	$1,049,244
Number of non-performing loans	2,548	2,564	3,081	3,185	3,233
Total number of loans	61,784	63,308	65,291	66,492	67,046
Total non-performing assets	$931,965	$938,353	$1,086,056	$1,105,182	$1,119,680
Non-performing loans to total loans	3.95%	3.86%	4.35%	4.32%	4.35%
Non-performing assets to total assets	2.55%	2.53%	2.88%	2.89%	2.90%
Allowance for loan losses	$235,317	$242,212	$255,011	$265,732	$276,097
Allowance for loan losses to non-performing loans	27.62%	28.17%	25.29%	25.88%	26.31%
Allowance for loan losses to total loans	1.09%	1.09%	1.10%	1.12%	1.15%
Provision for loan losses	$—	$(3,500)	$—	$—	$—
Net charge-offs	$6,895	$9,298	$10,722	$10,365	$14,910
Ratio of net charge-offs to average loans (1)	0.13%	0.17%	0.18%	0.18%	0.24%
Net gains on foreclosed real estate	$484	$2,023	$592	$78	$908

(1)	Ratios are annualized.
(2)	See page 15 for a calculation of our Operating Efficiency Ratios.
(3)	See page 15 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.